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                                                                          EX-5.1


Opinion of Sutherland Asbill & Brennan LLP


April 2, 2001

Intelligent Systems Corporation
4355 Shackleford Road
Norcross, GA30093

Ladies and Gentlemen:

We have acted as counsel to Intelligent Systems Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, covering the offering of up to 200,000 shares (the "Plan Shares") of the Registrant's Common Stock, $.01 par value per share (the "Common Stock"), that may be issued pursuant to the Intelligent Systems Corporation Non-Employee Directors' Stock Option Plan (the "Plan"). In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

This opinion is limited by, and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Plan Shares covered by the Registration Statement, which may be issued pursuant to the Plan, will, when issued in accordance with the Plan, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                      Sutherland Asbill & Brennan LLP



                                      By:  /s/ Philip H. Moise
                                      Philip H. Moise, a partner


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